EXHIBIT 2.11

                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


               APS HOLDING CORPORATION AND CERTAIN SUBSIDIARIES
                           OF APS HOLDING CORPORATION,
                        AS DESCRIBED ON SCHEDULE A HERETO

                                    AS SELLER

                                       AND

                             AUTO PARTS EXPRESS, LLC

                                  AS PURCHASER



                          DATED AS OF JANUARY 11, 1999
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                                TABLE OF CONTENTS

                                                                        PAGE NO.


ARTICLE I.   DEFINITIONS.....................................................2
   Section 1.1.  Definitions.................................................2
   Section 1.2.  Accounting Terms and Determinations........................14


ARTICLE II.  PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF
                    ASSUMED LIABILITIES.....................................14
   Section 2.1.  Purchase and Sale of Purchased Assets......................14
   Section 2.2.  Assumption of Obligations and Liabilities..................14
   Section 2.3.  Purchase Price; Payment of Purchase Price..................15
   Section 2.4.  Limitations on Purchase of Inventory and Atlanta DC
                     Inventory..............................................16
   Section 2.5. Physical Inventory; Inventory True-Up.......................16
   Section 2.6.  Accounts Receivable True-Up................................17
   Section 2.7.  Condition of Purchased Assets; Return of Rejected
                     Inventory; Inventory in Transit........................18
   Section 2.8.  Allocation of Purchase Price...............................18
   Section 2.9.  Sale at Closing Date.......................................19
   Section 2.10. Apportionments.............................................19
   Section 2.11. Use of Office Space........................................20
   Section 2.12. Lease for Thomas Corners Store.............................20


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER......................21
   Section 3.1.  Authority of Seller........................................21
   Section 3.2.  No Conflict or Violation...................................21
   Section 3.3.  Compliance with Law........................................21
   Section 3.4.  Permits....................................................22
   Section 3.5.  Ownership of Purchased Assets..............................22
   Section 3.6.  Assigned Contracts.........................................22
   Section 3.7.  Labor Relations............................................22
   Section 3.8.  Litigation.................................................22
   Section 3.9.  Brokers....................................................22
   Section 3.10. Disclaimer of Additional Representations and
                     Warranties; Schedules..................................23
   Section 3.11. Disclaimer of Additional Representations and
                     Warranties; Schedules..................................23


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER....................24
   Section 4.1.  Authority of Purchaser.....................................24
   Section 4.2.  No Conflict or Violation...................................24
   Section 4.3.  Consents and Approvals.....................................24
   Section 4.4.  Availability of Funds......................................25
   Section 4.5.  Litigation.................................................25
   Section 4.6.  Brokers....................................................25
   Section 4.7.  Adequate Assurances Regarding Executory Contracts..........25

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   Section 4.8.  Management Employees' Knowledge and Control................25
   Section 4.9.  Hart-Scott-Rodino..........................................26


ARTICLE V.  CERTAIN COVENANTS OF SELLER.....................................26
   Section 5.1.  Consents and Approvals.....................................26
   Section 5.2.  Further Assurances.........................................26
   Section 5.3.  Assignment of Contracts....................................26
   Section 5.4.  Transfer of Technology and Services to be Provided
                     by Seller..............................................26
   Section 5.5.  Cure of Defaults...........................................27
   Section 5.6.  Bankruptcy Actions.........................................27
   Section 5.7.  Indemnification for Access.................................27
   Section 5.8.  Indemnification for Access.................................27


ARTICLE VI.  CERTAIN COVENANTS OF PURCHASER.................................27
   Section 6.1.  Consents and Approvals.....................................27
   Section 6.2.  Adequate Assurances Regarding Executory Contracts..........27
   Section 6.3.  Performance under Assigned Contracts.......................28
   Section 6.4.  Further Assurances.........................................28
   Section 6.5.  Purchaser Financing........................................28
   Section 6.6.  Indemnification for Access.................................28
   Section 6.7.  Indemnification for Access.................................29
   Section 6.8.  Certain Agreements and Indemnification Related to
                     the POS System and Autopoint...........................29
   Section 6.9.  Transfer of Technology and Services to be Provided
                     by Seller..............................................31
   Section 6.10. Procedures With Respect to Trademarks......................31


ARTICLE VII.  CONDITIONS TO SELLER'S OBLIGATIONS............................32
   Section 7.1.  Representations and Warranties.............................32
   Section 7.2.  Compliance with Agreement..................................32
   Section 7.3.  Consents...................................................33
   Section 7.4.  Purchaser's Closing Deliveries and Obligations.............33
   Section 7.5.  Entry of the Order.........................................33


ARTICLE VIII.  CONDITIONS TO PURCHASER'S OBLIGATIONS........................33
   Section 8.1.  Representations and Warranties.............................33
   Section 8.2.  Compliance with Agreement..................................33
   Section 8.3.  Consents...................................................33
   Section 8.4.  Seller's Closing Deliveries and Obligations................34
   Section 8.5.  Entry of the Order.........................................34


ARTICLE IX.  THE CLOSING; OTHER BIDS; TERMINATION...........................34
   Section 9.1.  The Closing................................................34
   Section 9.2.  Other Bids; Fees...........................................36
   Section 9.3.  Termination................................................38
   Section 9.4.  Effects of Termination.....................................39

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   Section 9.5.   Effects of Purchaser Default..............................39

ARTICLE X.  TAXES 38
   Section 10.1.  Taxes Related to Purchase of Assets.......................40
   Section 10.2.  Proration of Real and Personal Property Taxes.............40
   Section 10.3.  Cooperation...............................................41


ARTICLE XI.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS...........................41
   Section 11.1.  Employment................................................41
   Section 11.2.  Employee Welfare Benefit Plans............................42
   Section 11.3.  COBRA.....................................................43
   Section 11.4.  A.P.S., Inc. Partnership Plan.............................43


ARTICLE XII.  MISCELLANEOUS PROVISIONS......................................44
   Section 12.1.  Representations and Warranties............................44
   Section 12.2.  Notices...................................................44
   Section 12.3.  Amendments................................................45
   Section 12.4.  Assignment................................................45
   Section 12.5.  Announcements.............................................45
   Section 12.6.  Expenses..................................................45
   Section 12.7.  Entire Agreement..........................................46
   Section 12.8.  Descriptive Headings......................................46
   Section 12.9.  Counterparts..............................................46
   Section 12.10. Governing Law; Jurisdiction...............................46
   Section 12.11. Construction..............................................46
   Section 12.12. Severability..............................................47
   Section 12.13. Confidentiality...........................................47


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SCHEDULE
LETTER/NUMBER     SCHEDULE NAME
Schedule A        Certain Affiliates
Schedule B        AFCO Notes
Schedule C        Assigned Leases
Schedule D        Corporate Assets
Schedule E        Fixed Assets
Schedule F        Intentionally Omitted
Schedule G        In-transit Inventory
Schedule H        Other Contracts
Schedule I        Purchased Locations
Schedule J        Warehouse Notes
Schedule K        Big-A Stores
Schedule L        Trademarks
Schedule M        Beck Arnley / Hy-Test Inventory
Schedule N        Deposits and Prepaid Expenses
Schedule O        Owned Vehicles
3.3               Compliance with Laws
3.4               Permits
3.7               Collective Bargaining Agreements
3.8               Litigation
4.4               Purchaser Capitalization

EXHIBIT     EXHIBIT NAME

      A           Assignment and Assumption Agreement
      B           Bill of Sale and Assumption Agreement
      C           Technology Transfer Agreement
      D           Lease Assignment and Assumption Agreement
      E           Order
      F           Services Agreement
      G           Bidding Protections Order
      H           Trademark Assignment Agreement
      I           Merchandise Purchase Agreement
      J           Accounting Services Agreement
      K           Trademark License Agreement


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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of January 11, 1999 by and among APS HOLDING CORPORATION, a Delaware corporation ("APS") and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, the subsidiaries of APS set forth on SCHEDULE A hereto (together with APS, "SELLER"), which subsidiaries are debtors and debtors-in-possession in cases pending under chapter 11 of the Bankruptcy Code, and AUTO PARTS EXPRESS, LLC, a Delaware limited liability company ("PURCHASER").

                                    RECITALS

            WHEREAS, Seller is engaged in the business of selling and distributing automotive replacement parts, accessories and supplies and conducts its business through a network of company-owned stores ("STORES"), installers service warehouses ("ISWS") and distribution centers ("DCS");

            WHEREAS, on February 2, 1998, Seller filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code and has continued in the possession of its assets and in the management of its business pursuant to sections 1107 and 1108 of the Bankruptcy Code;

            WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets associated with the Seller's corporate offices and with operations at certain Stores, ISWs and DCs, and certain intellectual property owned by Seller, subject to certain liabilities, all on the terms and subject to the conditions set forth herein;

            WHEREAS, in connection with its contemplated purchase of assets, Purchaser desires (i) to conduct business at certain Stores, DCs and ISWs and offer employment to certain employees of Seller, (ii) to obtain, for a limited time from and after the Closing Date, access to Seller's Parts Information Management System and certain other technology and services from Seller, and
(iii) to have Seller assign certain real property lease agreements and other material agreements to Purchaser, all on the terms and subject to the conditions set forth herein and in the Ancillary Agreements.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                   ARTICLE I.

                                   DEFINITIONS

            SECTION 1.1. DEFINITIONS. Unless otherwise defined herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

            "ACCOUNTING SERVICES AGREEMENT" means the agreement substantially in the form attached hereto as EXHIBIT J, pursuant to which Seller will provide Purchaser with certain accounting services for a limited period of time after the Closing Date.

            "ACCOUNTS RECEIVABLE" means the accounts receivable (including all rights to bill customers for products shipped or services rendered on or prior to the Effective Date) which are allocable to Seller's business operations conducted at the Purchased Locations, at the Hartford DC, and associated with the Atlanta DC which have not otherwise been transferred to the Charlotte DC. In determining the amount of any Account Receivable hereunder, the amount of any unearned advertising fee or other similar charge allocable thereto shall be excluded.

            "ADDITIONAL INVENTORY" means Dirty Core Inventory and Two Year Inventory.

            "AFCO NOTES" means the notes owned by Autoparts Finance Company, Inc., a subsidiary of Seller, and identified as AFCO Notes on SCHEDULE B attached hereto, together with all security for the payment of such notes and all documents and agreements evidencing such security.

            "AFFILIATE" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

            "AGREEMENT" has the meaning set forth in the introductory paragraph and shall include all Schedules and Exhibits hereto.

            "ANCILLARY AGREEMENTS" means, collectively, the Lease Assignment and Assumption Agreement, the Assignment and Assumption Agreement, the Bill of Sale and Assumption Agreement, the Accounting Services Agreement, the Technology Transfer Agreement, the Services Agreement, the Trademark License Agreement, the Trademark Assignment Agreement and the Merchandise Purchase Agreement.

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            "APPORTIONMENT DATE" has the meaning set forth in SECTION 2.10.

            "APS" has the meaning set forth in the introductory paragraph.

            "ASSIGNED CONTRACTS" means the Assigned Leases and the Other Contracts relating to the Purchased Locations to be assigned by Seller to Purchaser, excluding any repurchase agreements with Associate Jobbers.

            "ASSIGNED LEASES" means those leases to be assigned to Purchaser at Closing, a schedule of which is attached hereto as SCHEDULE C.

            "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement to be executed at Closing for the Other Contracts, in substantially the form attached hereto as EXHIBIT A.

            "ASSOCIATE JOBBER ELIGIBLE ACCOUNTS" means Eligible Accounts Receivable which arise out of sales to Associate Jobbers.

            "ASSOCIATE JOBBERS" means the independent auto parts jobbing customers of the DCs that are included in the Purchased Locations.

            "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.2.

            "AUTHORIZED OCCUPANTS" has the meaning set forth in SECTION 2.11.

            "BANKRUPTCY CODE" means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101, ET SEQ.

            "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware, or any other court, having jurisdiction over the Cases from time to time.

            "BECK ARNLEY/HY-TEST INVENTORY" means all items of automotive inventory owned by Seller and on hand at or on consignment from the Purchased Locations on the Closing Date, and from each of the product lines identified on SCHEDULE M attached hereto.

            "BID" has the meaning set forth in SECTION 9.2(B).

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            "BIDDERS" has the meaning set forth in SECTION  9.2(B) hereof.

            "BIG A STORES" means the Stores listed on SCHEDULE K attached hereto.

            "BILL OF SALE AND ASSUMPTION AGREEMENT" means the Bill of Sale and Assumption Agreement to be executed at Closing by Purchaser and Seller in substantially the form attached hereto as EXHIBIT B.

            "BLACKSTONE" has the meaning set forth in SECTION 9.2(B).

            "BREAKUP FEE" has the meaning set forth in SECTION 9.2(D).

            "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in The City of New York.

            "BUSINESS EMPLOYEES" means employees of Seller whose duties relate primarily to Seller's business operations at the Purchased Locations or at Seller's corporate offices, subject to the letter agreement between A.P.S., Inc. and Purchaser to be entered into promptly after the date hereof, but in any event no later than the Closing.

            "CASES" means the chapter 11 cases of Seller pending in the Bankruptcy Court and being jointly administered for procedural purposes as IN RE APS HOLDING CORPORATION, ET. AL., Case No. 98-197 (PJW).

            "CLOSING" has the meaning set forth in SECTION 9.1.

            "CLOSING DATE" has the meaning set forth in SECTION 9.1.

            "CLOSING DATE PAYMENT" has the meaning set forth in SECTION
      2.3(B).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTED FINANCING" means funds available pursuant to a written commitment letter of a U.S.-based bank acceptable to Seller, or a standby letter of credit confirmed by a U.S.-based bank acceptable to Seller, providing for financing for Purchaser sufficient to allow it to pay the Purchase Price and perform its other obligations under this

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      Agreement and the Ancillary Documents, a copy of which letter or other documentation has been delivered to Seller prior to the date hereof.

            "CORPORATE ASSETS" means the furniture, furnishings and equipment set forth on SCHEDULE D hereto.

            "DC" has the meaning set forth in the Recitals hereto.

            "DEPOSITS AND PREPAID EXPENSES" means all of Seller's deposits and prepaid expenses relating to the Purchased Locations and to the Assigned Contracts, other than utility deposits, a list of which Deposits and Prepaid Expenses is to be attached hereto at the Closing as SCHEDULE N.

            "DIP LENDERS" means the financial institutions from time to time party to the Revolving Credit, Term Loan and Guarantee Agreement.

            "DIRTY CORE INVENTORY" means items of used cores returned by customers and on hand at the Purchased Locations on the Effective Date.

            "DISCOUNT PERCENTAGE" means:

                  (a)   60% with respect to Eligible Inventory

                  (b)   30% with respect to the Beck Arnley/Hy-Test Inventory;

                  (c)   80% with respect to Dirty Core Inventory;

                  (d)   37.5% with respect to Two Year Inventory;

                  (e) 75% with respect to Associate Jobber Eligible Accounts which are current or deferred;

                  (f) 60% with respect to Associate Jobber Eligible Accounts which are aged up to and including sixty days;

                  (g)   50% with respect to Store Customer Eligible Accounts;

                  (h)   30% with respect to the Fixed Assets;

                  (i)   85% with respect to the AFCO Notes;

                  (j)   85% with respect to the Warehouse Notes; and

                  (k)   30% with respect to the Owned Vehicles.


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            "DONLEN BOOK VALUE" means the fair market value of the Owned
      Vehicles, calculated by Seller with reference to prices realized by The Donlen Corporation, in wholesale sales of vehicles of similar age, make, model, and / or condition leased previously by Seller from Donlen Corporation.

            "EFFECTIVE DATE" has the meaning set forth in SECTION 2.3(A) hereof.

            "EFFECTIVE DATE ACCOUNTS RECEIVABLE STATEMENT" has the meaning set forth in SECTION 2.6(A) hereof.

            "ELIGIBLE ACCOUNTS RECEIVABLE" means all Accounts Receivable arising from sales on or prior to the Effective Date in the normal course of business, excluding Accounts Receivable (i) arising from sales to customers which are not customers of Seller on the Effective Date, and
      (ii) arising from sales to a customer whose total Accounts Receivable dollar balance on the Effective Date includes twenty-five percent (25%) or more Accounts Receivable which are ninety-one (91) days or more past due. For purposes of this Agreement, "customers which are not customers of Seller on the Effective Date" shall mean all historical customers of Seller which at that date (i) have not purchased products from Seller during the preceding 90 days, (ii) have ceased business operations, or are in the process of liquidation, (iii) have had a receiver appointed for their business or assets, (iv) are the subject of an order for relief filed under the Bankruptcy Code, or (v) have otherwise notified Seller that they have terminated their customer relationship with Seller.

            "ELIGIBLE INVENTORY" means items of automotive inventory, other than Additional Inventory, Warranty Inventory and Beck Arnley/Hy-Test Inventory, in good and salable condition, including core charges associated with such inventory, if applicable, owned by Seller and on hand at or on consignment from the Purchased Locations on the Effective Date, excluding (i) all inventory which is the subject of a claim against GKN PLC, (ii) items whose part numbers do not appear in the relevant manufacturer's most recently published catalogs and price sheets, and
      (iii) obsolete items.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESTIMATED ACCOUNTS RECEIVABLE" means the total Eligible Accounts Receivable estimated by Seller to be outstanding, as to DCs, on the Effective Date, and as to

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       Stores and ISWs, on the Business Day prior to the Effective Date.

            "EXECUTORY CONTRACTS" means all Assigned Contracts entered into by or assigned to Seller before February 2, 1998 and which are executory or unexpired as of the Closing Date.

            "EXPENSE REIMBURSEMENT" has the meaning set forth in SECTION
       9.2(D).

            "FINAL INVENTORY SCHEDULE" has the meaning set forth in SECTION
       2.5.

            "FIXED ASSETS" means (i) all of the machinery, equipment, furniture, fixtures, and computers, located at the Purchased Locations or used primarily in the operation of the business at the Purchased Locations on the Closing Date and which are owned by Seller, a list of which Fixed Assets, with the Fixed Asset Book Value allocated by item or groups of items as of the date of this Agreement (the "FIXED ASSETS SCHEDULE"), is attached hereto as SCHEDULE E, which Fixed Assets Schedule shall be updated to reflect acquisitions, dispositions and depreciation as of the Closing Date; and (ii) to the extent assignable, any rights of Seller to the warranties, licenses and other similar rights with respect thereto, PROVIDED that Fixed Assets shall not include any leasehold improvements or Owned Vehicles.

            "FIXED ASSET BOOK VALUE" means the book value net of accumulated depreciation of the Fixed Assets as of the Closing Date as determined in accordance with the Fixed Assets Schedule.

            "FORM AGREEMENT" has the meaning set forth in SECTION 9.2(B).

            "GAAP" has the meaning set forth in SECTION 1.2.

            "GOVERNMENTAL AGENCY" means (a) any federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality and (c) any court or administrative tribunal.

            "HARTFORD DC" means the DC located in Hartford, Connecticut.

            "HSR ACT" has the meaning set forth in SECTION 4.9.

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            "INTENT TO USE MARK" has the meaning set forth in SECTION 6.10.

            "INTENT TO USE MARK LICENSE" has the meaning set forth in SECTION 6.10.

            "INTENT TO USE REGISTRATION" has the meaning set forth in SECTION 6.10.

            "IN-TRANSIT INVENTORY" means automotive inventory subject to open purchase orders (excluding back orders) of Seller as of the Effective Date, an estimated list of which In-transit Inventory (with respect to DCs only) as of the Effective Date is to be attached to this Agreement on the Closing Date as SCHEDULE G.

            "ISW" has the meaning set forth in the Recitals hereto.

            "KNOWLEDGE" as applied to Seller means the actual knowledge of the President, the Chief Executive Officer or the Chief Financial Officer of APS, and as applied to Purchaser or the Management Employees for purposes of this Agreement, means the actual knowledge of Michael
      L. Preston, David C. Barbeau or E. Eugene Lauver.

            "LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement to be executed at Closing for the Assigned Leases, in substantially the form attached hereto as EXHIBIT D.

            "LEASE" has the meaning set forth in SECTION 2.11.

            "LEASED PREMISES" has the meaning set forth in SECTION 2.11.

            "LICENSED SPACE" has the meaning set forth in SECTION 2.11.

            "LIEN" means any mortgage, pledge, security interest, charge or other encumbrance, other than (i) liens on property underlying any of the Assigned Leases; (ii) any imperfection of title with respect to any asset which does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; (iii) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, and any other state of facts, which do not, individually or in the aggregate, materially interfere with the present

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      occupancy, use or marketability of such asset; and (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and for which proper reserves have been established on the books of Seller.

            "MANAGEMENT EMPLOYEES" means Michael L. Preston, David C. Barbeau and E. Eugene Lauver, individually, current and former senior management employees of Seller and officers and managers of Purchaser.

            "NON-COVERED ASSETS " has the meaning set forth in SECTION 9.2(C).

            "ORDER" means an order of the Bankruptcy Court, in substantially the form attached hereto as EXHIBIT E, which order, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, authorizing, among other things, the sale of the Purchased Assets to Purchaser, the assignment of the Assigned Contracts to, and the assumption of the Assigned Contracts by, Purchaser, the transactions contemplated by the Ancillary Agreements and all other transactions and agreements contemplated hereby.

            "OTHER CONTRACTS" means the contracts which are listed on SCHEDULE H attached hereto.

            "OWNED VEHICLES" means the cars and trucks owned by Seller and listed on SCHEDULE O attached hereto.

            "PERMIT" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law.

            "PERSON" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

            "PHYSICAL INVENTORY PERIOD" has the meaning set forth in SECTION
      2.5.

            "PIMS" means the Parts Information Management System, the information management system used in operating the business carried on at the Purchased Locations, access to which is to be granted to Purchaser pursuant to and subject to the conditions of the Services Agreement.

            "PIMS INVENTORY VALUE" means the invoice cost to Seller per item of inventory as shown on PIMS as of the Effective Date.

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            "POS SYSTEMS" has the meaning set forth in SECTION 6.8.

            "PURCHASE PRICE" has the meaning set forth in SECTION 2.3(A).

            "PURCHASED ASSETS" means all of the Seller's right, title and interest as of the Closing Date in and to the following:

                  (a) all automotive inventory, including, without limitation, the Eligible Inventory, Additional Inventory, Warranty Inventory and Beck Arnley/Hy-Test Inventory on hand at or on consignment from the Purchased Locations on the Closing Date;

                  (b)   the In-transit Inventory;

                  (c)   the Fixed Assets;

                  (d)   the Corporate Assets;

                  (e) the Accounts Receivable, together with all related Security Documents (subject to the limitations set forth at the end of this definition);

                  (f) the AFCO Notes, together with all related Security Documents (subject to the limitations set forth at the end of this definition);

                  (g) the Warehouse Notes, together with all related Security Documents (subject to the limitations set forth at the end of this definition);

                  (h)   the Assigned Contracts;

                  (i)   all Deposits and Prepaid Expenses;

                  (j) all brochures, catalogs, price lists, specifications, manuals, books, records, correspondence, reports, analyses, summaries and other written or printed materials relating to the Purchased Assets, and copies of personnel files for the Purchaser's Employees;

                  (k) to the extent legally assignable, Permits required to conduct business at the Purchased Locations as conducted prior to the Closing Date;

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                  (l)   customer lists and other information and data relating
                        to third party customers of the Purchased Locations; and

                  (m)   the Trademarks.

            With respect to Accounts Receivable whose obligors are also obligors under any AFCO Notes and/or Warehouse Notes, Security Documents which secure such Accounts Receivable shall not be included in the Purchased Assets or otherwise transferred to Purchaser unless all AFCO Notes and/or Warehouse Notes payable by such Accounts Receivable obligors are purchased by Purchaser, PROVIDED that Seller will release the liens arising under such Security Documents when the principal and all accrued interest on such AFCO Notes and/or Warehouse Notes is paid in full. With respect to AFCO Notes and/or Warehouse Notes whose obligors are also obligors under accounts receivable of Seller, which accounts receivable are not included in the Accounts Receivable purchased by Purchaser, Security Documents which secure such AFCO Notes and/or Warehouse Notes shall not be included in the Purchased Assets or otherwise transferred to Purchaser, PROVIDED that Seller will release the liens arising under such Security Documents when all amounts under such accounts receivable are paid in full.

            "PURCHASED LOCATIONS" means DCs, ISWs and Stores listed on SCHEDULE I attached hereto.

            "PURCHASER" has the meaning set forth in the preamble.

            "PURCHASER'S EMPLOYEES" has the meaning set forth in SECTION 11.1.

            "QUALIFYING BID" has the meaning set forth in SECTION 9.2(C).

            "REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT" means the Revolving Credit, Term Loan and Guarantee Agreement, dated as of February 2, 1998, as the same has been and may be amended, among APS Holding Corporation and its subsidiaries, the DIP Lenders and The Chase Manhattan Bank, as agent for the DIP Lenders.

            "SECURITY DOCUMENTS" means security agreements, pledge agreements, UCC financing statements, and other documents and interests securing Accounts Receivable, AFCO Notes or Warehouse Notes as applicable.

            "SCHEDULES" means the various Schedules identified in this Agreement and delivered separately to Purchaser on or before the date of this Agreement, except as otherwise specified in this Agreement, which schedules shall be corrected by the Parties prior to the Closing by mutual agreement of Purchaser and Seller.

            "SELLER" has the meaning set forth in the preamble.

            "SERVICES AGREEMENT" means the Services Agreement to be entered into by Purchaser and Seller at Closing, pursuant to which Services Agreement Seller shall provide Purchaser with limited access to and the use of PIMS and certain other information management systems, and render certain related services, for a limited time following the Closing Date, which Services Agreement is to be substantially in the form attached hereto as EXHIBIT F.

            "STORE CUSTOMER ELIGIBLE ACCOUNTS" means Eligible Accounts Receivable which arise out of Sales by Big-A Stores and ISWs.

            "STORES" has the meaning set forth in the Recitals hereto.

            "SUPERIOR BID" has the meaning set forth in SECTION 9.2(B).

            "TAX RETURN" means any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

            "TAXES" means all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, disability, real property, personal property, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not.

            "TECHNOLOGY TRANSFER AGREEMENT" means the Technology Transfer Agreement to be entered into by Purchaser and Seller at Closing, pursuant to which Technology Transfer Agreement Seller shall transfer certain management information systems to Purchaser on the date specified in such Technology Transfer Agreement (subject to certain conditions), which Technology Transfer Agreement is to be substantially in the form attached hereto as EXHIBIT C.

            "TRADEMARKS" means the trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith, listed on SCHEDULE L attached hereto.

            "TRADEMARK ASSIGNMENT AGREEMENT" means the agreement, substantially in the form attached hereto as EXHIBIT H, pursuant to which Seller will, on the Closing Date, sell and assign all of its right, title and interest in and to the Trademarks to Purchaser, subject to Seller's existing contractual restrictions and provisions.

            "TRADEMARK LICENSE AGREEMENT" means the agreement substantially in the form attached hereto as EXHIBIT K, pursuant to which Purchaser will, on the Closing Date, grant Seller and certain of its assignees and sublicensees a license to use the Trademarks for a limited time after the Closing Date.

            "TRANSACTION TAXES" has the meaning set forth in SECTION 10.1.

            "TRUE-UP DATE" means the date which is fifteen (15) days after the Closing Date.

            "TWO YEAR INVENTORY" means inventory within any SKU at any Purchased Location on January 22, 1999 for which there has been no demand at such Purchased Location during the 24-month period ending on such date.

            "WAREHOUSE DISTRIBUTOR COST" means PIMS Inventory Value (with respect to inventory not located at Big-A Stores) or other applicable point-of-sale inventory value (with respect to inventory located at Big-A Stores), less 4.9%, PROVIDED, HOWEVER, that with respect to inventory located at Big-A Stores, Warehouse Distributor Cost shall be further reduced by 13.2%.

            "WAREHOUSE NOTES" means the notes receivable from certain customers of the DCs which are not more than ninety (90) days past due as of the Effective Date and identified as Warehouse Notes on SCHEDULE J attached hereto, together with all security for the payment of such notes and all documents and agreements evidencing such security.

            "WARN" has the meaning set forth in SECTION 11.1.

            "WARRANTY INVENTORY" means items of warranty inventory returned by customers and on hand at the Purchased Locations on the Closing Date.

            "WELFARE TYPE PLANS" has the meaning set forth in SECTION 11.2.

            SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. All references in this Agreement to "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, consistent with Seller's historical practices, applied on a consistent basis.

                                   ARTICLE II.

                              PURCHASE AND SALE OF
                              PURCHASED ASSETS AND
                        ASSUMPTION OF ASSUMED LIABILITIES

            SECTION 2.1. PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser at the Purchased Locations, all of Seller's right, title and interest in and to the Purchased Assets, PROVIDED, HOWEVER, that Corporate Assets shall be delivered at the Corporate Offices and Seller shall be entitled to retain copies of all books and records, in whatever form, included in the Purchased Assets.

            Purchaser acknowledges that it shall not acquire any right, title or interest in any property, asset or right of Seller that is not a Purchased Asset, including rights of Seller to any vendor discounts, credits, or rebates, and claims of Seller against third parties in respect thereof (other than warranty claims, indemnity rights and other common law rights relating to the inventory).

            SECTION 2.2. ASSUMPTION OF OBLIGATIONS AND LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible for all obligations and liabilities of Seller under the Assigned Contracts which accrue from and after the Effective Date (collectively, the "ASSUMED LIABILITIES"). Purchaser shall not assume or pay, perform, discharge or be responsible for any of the obligations or liabilities of Seller of any nature, whether or not known, presently existing, absolute, accrued, contingent or otherwise, other than the Assumed Liabilities or liabilities assumed, incurred or created under the Ancillary Agreements.

            SECTION 2.3.  PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

            (a) On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Purchased Assets shall be an aggregate amount equal to the sum of the following, each to be determined as of 11:59 p.m. January 29, 1999 (the "EFFECTIVE DATE"), except as otherwise provided herein (the "PURCHASE PRICE"):

                  (i) the applicable Discount Percentage of the Warehouse Distributor Cost of the Eligible Inventory;

                  (ii) the applicable Discount Percentage of the Warehouse
            Distributor Cost of the Beck Arnley/Hy-Test Inventory determined as of the close of business on January 22, 1999;

                  (iii) the applicable Discount Percentage of the Warehouse
            Distributor Cost of the Dirty Core Inventory, subject to SECTION
            2.4;

                  (iv) the applicable Discount Percentage of the Warehouse
            Distributor Cost of the Two Year Inventory, subject to SECTION 2.4 and determined as of the close of business on January 22, 1999;

                  (v) the applicable Discount Percentage of the Fixed Asset Book Value of the Fixed Assets, determined as of the Closing Date;

                  (vi) the applicable Discount Percentage of principal amounts outstanding under the AFCO Notes, plus all interest accrued to the Effective Date;

                  (vii) the applicable Discount Percentage of principal amounts outstanding under the Warehouse Notes, plus all interest accrued to the Effective Date;

                  (viii) the applicable Discount Percentage of the outstanding balance, determined as of the close of business on the Effective Date of: (A) Associate Jobber Eligible Accounts which are current or deferred; (B) Associate Jobber Eligible Accounts which are aged up to and including sixty days; and (C)
            Store Customer Eligible Accounts.

                  (ix) one hundred percent (100%) of the amount of the Deposits and Prepaid Expenses;

                  (x) a fixed amount for the Corporate Assets, in accordance with SCHEDULE D;

                  (xi) the applicable Discount Percentage of the Donlen Book
            Value of the Owned Vehicles; and

                  (xii) an amount for the In-transit Inventory determined in accordance with SECTION 2.7(B).

            (b) On the Closing Date, Purchaser shall pay to Seller an amount of the Purchase Price in cash, by wire transfer of immediately available funds (pursuant to written instructions to be provided by Seller to Purchaser), equal to the sum of those portions of the Purchase Price provided for in SECTIONS 2.3(A)(I), 2.3(A)(II), 2.3(A)(III), 2.3(A)(IV), 2.3(A)(V), 2.3(A)(VI),
2.3(A)(VII), 2.3(A)(IX), 2.3(A)(X), 2.3(A)(XI) and an amount for the Eligible Accounts Receivable determined in accordance with SECTION 2.3(A)(VIII) but based upon the Estimated Accounts Receivable (the "CLOSING DATE PAYMENT").

            The Closing Date Payment shall be adjusted pursuant to SECTION 2.6, and Purchaser shall pay the remainder of the Purchase Price pursuant to SECTIONS 2.6(B) and 2.7(B).

            SECTION 2.4. ADDITIONAL INVENTORY. Purchaser shall purchase all of the Additional Inventory located at the Purchased Locations at the purchase prices specified in Sections 2.3(a)(iii) and (iv), PROVIDED that Purchaser shall not be required to pay more than $2,870,000 in the aggregate for the Additional Inventory.

            SECTION 2.5.  PHYSICAL INVENTORY .

            Unless otherwise noted, all references in this SECTION 2.5 to "aggregate dollar amount" mean the aggregate dollar amount based upon 100% of the Warehouse Distributor Cost. Employees or representatives of Seller and Purchaser will jointly conduct a physical inventory count of, or other testing procedures for, the inventory at Purchased Locations, or mutually agree that Seller's inventory at a Purchased Location is accurate, in accordance with physical inventory procedures generally used in the industry, which physical inventory shall take place during the period prior to the Closing Date mutually agreed to by Purchaser and Seller (the "PHYSICAL INVENTORY PERIOD"). During the Physical Inventory Period, (i) Purchaser shall identify to Seller those items of inventory which Purchaser believes do not meet the criteria of Eligible Inventory, which designation shall be subject to Seller's confirmation, and (ii) Seller, with the assistance of Purchaser, shall prepare a written, itemized list of all inventory at Purchased Locations

(the "FINAL INVENTORY SCHEDULE"), which Final Inventory Schedule shall designate items of inventory as Eligible Inventory, Additional Inventory, or Beck Arnley/Hy-Test Inventory and identify items of inventory which are not listed on PIMS, and which shall be completed not later than the Effective Date. The Final Inventory Schedule shall be adjusted as of the Effective Date by Seller with the assistance of Purchaser to reflect changes in inventory that occur during the period commencing immediately after the end of the Physical Inventory Period and ending on the Effective Date. Purchaser and Seller shall share equally all actual out-of-pocket expenses associated with the physical inventories taken and the preparation of schedules pursuant to this SECTION 2.5.

            SECTION 2.6.  ACCOUNTS RECEIVABLE TRUE-UP

            (a) On the True-Up Date, Seller shall prepare and deliver to Purchaser a final statement of Eligible Accounts Receivable outstanding as of the close of business on the Effective Date (the "EFFECTIVE DATE ACCOUNTS RECEIVABLE STATEMENT").

            (b) In the event that the Eligible Accounts Receivable shown on the Effective Date Accounts Receivable Statement are greater than the Estimated Accounts Receivable, Purchaser shall pay to Seller, on the first Business Day following the True-Up Date, an amount equal to the applicable Discount Percentage of such excess. In the event that the Estimated Accounts Receivable are greater than the Eligible Accounts Receivable shown on the Effective Date Accounts Receivable Statement, Seller shall refund to Purchaser, on the first Business Day following the True-Up Date, an amount equal to the applicable Discount Percentage of such excess.

            (c) If any party receives or otherwise acquire funds (including, but not limited to, rebates, warranty proceeds, incentives, Accounts Receivable, deposits and asset dispositions, in any form whatsoever), which are properly due and payable to any other party to this Agreement, the recipient of such funds shall immediately (and within three business days following the receipt thereof) forward such funds to the other party at the address provided in SECTION 12.2 hereof.

            SECTION 2.7. CONDITION OF PURCHASED ASSETS; INVENTORY IN TRANSIT; WARRANTY INVENTORY.

            (a) Except for the warranty of title set forth in SECTION 3.5, the Purchased Assets are being sold "AS IS," "WHERE IS" and "WITH ALL FAULTS" and Seller hereby expressly disclaims any and all other warranties both express and implied.

            (b) Purchaser shall allow employees or representatives designated by Seller to be present at each Purchased Location during normal business hours for a period of thirty (30) Business Days following the Closing Date for the purpose of confirming items of In-transit Inventory which arrive at the Purchased Locations during that period. At least five (5) Business Days prior to the Closing Date, Seller shall present Purchaser with an itemized list of an estimate of In-transit Inventory. For a period of six (6) months following the Closing Date, Purchaser shall provide Seller with weekly updates of all In-transit Inventory received at the Purchased Locations, and shall pay Seller, by wire transfer within five (5) days after the end of each week in which any In-transit Inventory is received, one-hundred percent of the PIMS Inventory Value (or other invoice cost if no PIMS Inventory Value is available) for each item of In-transit Inventory received.

            (c) Purchaser shall return all items of Warranty Inventory to the manufacturer not later than ninety (90) days after the Closing Date. Commencing on the second Friday following the Closing Date, and on each Friday thereafter, Purchaser shall provide Seller with an update of all cash or credits in respect of Warranty Inventory received during the week ended on the previous Friday, and shall pay Seller, by wire transfer on each such Friday, the full amount of all such cash or credits received.

            (d) Purchaser shall permit employees and representatives of Seller to inspect and audit Purchaser's books and records at all reasonable times during normal business hours with reasonable prior notice to Purchaser and at Seller's sole cost and expense in order to confirm Purchaser's compliance with SECTIONS 2.7(B) and 2.7(C).

            SECTION 2.8. ALLOCATION OF PURCHASE PRICE. To the extent required by law from and after the Closing Date, Purchaser and Seller shall prepare and file those statements or forms (including Form 8594) required by Section 1060 of the Code and the Treasury regulations thereunder and shall file such statements or forms with their respective federal income Tax Returns. The parties shall prepare such statements or forms consistently with any agreed allocation of all or a portion of the Purchase Price to the Purchased Assets. Each party shall provide the other party with a copy of such statements or forms as filed. Such allocation of the Purchase Price will not be binding in the Cases upon the Seller's creditors or other parties in interest and will not have precedential value with respect to any allocations of value contained in a plan or plans under chapter 11 of the Bankruptcy Code involving Seller.

            SECTION 2.9. SALE AT CLOSING DATE . The sale, transfer, assignment and delivery by Seller of the Purchased Assets to Purchaser, and the assumption by Purchaser of the

Assumed Liabilities as herein provided, shall be effected on the Closing Date by the execution and delivery by Seller and Purchaser of (i) a Lease Assignment and Assumption Agreement, substantially in the form of EXHIBIT D, for the Assigned Leases, pursuant to which Lease Assignment and Assumption Agreement Purchaser shall confirm its assumption of all liabilities and obligations under the Assigned Leases which accrue from and after the Effective Date; (ii) an Assignment and Assumption Agreement for the Other Contracts, substantially in the form of EXHIBIT A; and (iii) a Bill of Sale and Assumption Agreement substantially in the form of EXHIBIT B.

            SECTION 2.10. APPORTIONMENTS. The following amounts are to be apportioned as of 11:59 P.M., New York City time, on the Effective Date (the "APPORTIONMENT DATE") to the extent such are valid post-petition claims or are subject to non-avoidable Liens: under the Assigned Leases, (i) water and sewer charges and real estate taxes, to the extent all or any are due and payable under the Assigned Leases, and (ii) such other apportionments and adjustments as are customarily apportioned in transactions of this nature. Except as otherwise provided herein, all such prorations shall be verified by Purchaser, and shall be made on the basis of actual bills, to the extent available, or, in the absence of such actual bills, on good faith estimates of Seller based on the most recent bills received by Seller.

            Prior to the True-Up Date, Seller and Purchaser shall determine, based on actual bills or other applicable documentation, the actual apportionment amounts required by this SECTION 2.10. In the event that such actual apportionment amounts as so determined are greater than the apportionment amounts paid to Seller on the Closing Date, Purchaser shall pay to Seller, on the first Business Day after the True-Up Date, the amount of such excess, and, in the event that the apportionment amounts paid to Seller on the Closing Date are greater than such actual apportionment amounts as so determined, Seller shall pay to Purchaser, on the first Business Day after the True-Up Date, the amount of such excess. The provisions of this paragraph shall also apply to apportionments pursuant to SECTION 10.2.

            SECTION 2.11. USE OF OFFICE SPACE. Seller hereby grants to Purchaser a non-transferable license, subject to Seller obtaining any applicable required consents, commencing upon the Closing Date and expiring on February 28, 1999, for the Authorized Occupants (as hereinafter defined), to use, occupy and access the Licensed Space (as hereinafter defined) located in the premises currently leased by Seller at 15710 John F. Kennedy Boulevard, Houston, Texas (the "LEASED PREMISES"). As used herein, "AUTHORIZED OCCUPANTS" means those employees of Seller to whom Purchaser makes, and who accept, offers of employment with

Purchaser. As used herein, "LICENSED SPACE" means those certain offices within the Leased Premises currently designated for use by the Authorized Occupants. Purchaser shall have no right to assign such license. In addition, the Authorized Occupants shall be permitted access to the Leased Premises for the sole purpose of using the facilities of the Leased Premises, including any bathroom or kitchen facilities as well as copying machines located therein and local fax and telephone services, but shall not be entitled to use office related services (such as long distance fax and telephone and overnight and U.S. postal mail services) without reimbursing Seller for such services. In no event shall any or all Authorized Occupants of the Licensed Space permit or create a default under the existing lease (the "LEASE") for the Leased Premises. Purchaser represents and warrants that (i) it has received and reviewed the Lease and that it will advise each Authorized Occupant of the terms and conditions of the Lease that relate to the use and occupancy of the Leased Premises and (ii) Purchaser shall cause Seller to be named as an additional insured on Purchaser's general liability insurance policy so long as any of the Authorized Occupants occupy the Leased Premises, the limits of which policy shall be reasonably acceptable to Seller. At the Closing, Purchaser shall provide Seller with written certification of Purchaser's compliance with the foregoing sentence. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all damages incurred by or on behalf of Seller as a result of any breach of the terms of the license granted hereby, any negligence or any wrongful acts or omissions of any of the Authorized Occupants in respect of the Licensed Space or the license granted hereby. On the Closing Date, Purchaser shall pay to Seller, an amount equal to eight thousand dollars ($8,000.00) in consideration of the license granted hereby,. The parties agree that it is their express intention that no landlord-tenant relationship is or shall be deemed to be created by virtue of the license granted hereby.

            SECTION 2.12. LEASE FOR THOMAS CORNERS STORE. Seller shall lease the Thomas Corners, Virginia Store, which is owned by Seller, to Purchaser pursuant to a triple net lease which shall provide for total rental payments at prevailing market rates, plus ordinary and customary expenses, not including extraordinary repair, and a term of sixty (60) days, and which shall be in a form to be mutually agreed upon in good faith by Seller and Purchaser.


                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Subject to SECTION 3.12, Seller represents and warrants to Purchaser as follows:

            SECTION 3.1. AUTHORITY OF SELLER. APS and its subsidiaries listed on SCHEDULE A hereto are corporations validly existing and in good standing under the laws of their respective states of incorporation. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to the receipt of the Order. Subject to any necessary authorization from the Bankruptcy Court, Seller has full corporate power and authority to own its properties and to carry on its business operations at the Purchased Locations presently being conducted by it, and upon the entry of the Order, Seller will have all power and authority to take all actions necessary or appropriate to close the transactions contemplated by this Agreement.

            SECTION 3.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller.

            SECTION 3.3. COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 3.3, to Seller's Knowledge, Seller has not received written notice of any material violation of any law, regulation or order, and is not in default in any material respect under any order, writ, judgment, award, injunction or decree of any Governmental Agency, applicable to the Purchased Assets or the Purchased Locations.

            SECTION 3.4. PERMITS. Set forth on SCHEDULE 3.4 is a list of Permits relating to the operation of Seller's business at the Purchased Locations, which Permits have been provided or made available to Purchaser by Seller.

            SECTION 3.5. OWNERSHIP OF PURCHASED ASSETS. Seller is the owner of the Purchased Assets existing as of the date hereof. Subject to the issuance of the Order, Seller will have, and at the Closing Buyer will receive, good and valid title to the Purchased Assets, free and clear of any Liens.

            SECTION 3.6. ASSIGNED CONTRACTS. True and complete copies (including all modifications and amendments) of the Assigned Contracts have been provided or made available by Seller to Purchaser. Other than as set forth in motions filed with the Bankruptcy Court, neither Seller nor, to Seller's Knowledge, any other party under any of the Assigned Contracts, has commenced any action against the other or given or received any written notice of any material default or violation under any Assigned Contract which was not withdrawn or dismissed, except only for those defaults which will be cured in accordance with the Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Executory Contracts).

            SECTION 3.7. LABOR RELATIONS. Except as set forth on SCHEDULE 3.7, Seller is not party to any collective bargaining agreement covering Business Employees. To Seller's Knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to Business Employees.

            SECTION 3.8. LITIGATION. Other than in connection with the Cases and except as set forth on SCHEDULE 3.8, there are no actions, causes of action, claims, suits or proceedings pending or, to Seller's Knowledge, threatened against Seller which (i) seek to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect with respect to the Purchased Assets.

            SECTION 3.9. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on Seller's behalf in such manner as to give rise to any valid claim by any such Person against Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with Seller.

            SECTION 3.10. DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES; SCHEDULES.

            (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any certificate or instrument delivered pursuant to the terms hereof or thereof, Seller makes no representations or warranties with respect to its business or its operations, assets (including, without limitation, the Purchased Assets), liabilities (including, without limitation, the Assumed Liabilities) or conditions, including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. Except as provided in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, the Purchased Assets are to be conveyed hereunder "AS IS," "WHERE IS," and "WITH ALL FAULTS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Purchaser shall rely upon its own examination thereof.

            (b) Any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant. Disclosure of an item on any Schedule shall not be deemed to be an admission that such item is material.

            SECTION 3.11. DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES; SCHEDULES. Notwithstanding the foregoing provisions of this Article III or any provision of this Agreement, Seller shall not have any liability to Purchaser for or in respect of any representation or warranty made in this
Article III, and the Seller shall not be deemed to have breached or violated any such representation or warranty, if, as of the date hereof, any of the Management Employees has Knowledge of the facts or circumstances causing such representation or warranty not to be true and correct.


                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller as follows:

            SECTION 4.1. AUTHORITY OF PURCHASER. Purchaser is a limited liability company, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute and deliver this Agreement, and the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser and its members, and this Agreement constitutes, and the Ancillary Agreements when executed will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full limited liability company power and authority to own its properties and to carry on the business presently being conducted by it.

            SECTION 4.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Purchaser and do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate or result in a material breach of or constitute (with notice or lapse of time or both) a material default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

            SECTION 4.3. CONSENTS AND APPROVALS. The execution, delivery and performance by Purchaser of this Agreement do not require the consent or approval of, or filing with, any Governmental Agency or other Person except: (i) as may be required to effect the transfer to Purchaser of any Permits; and (ii) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated hereby.

            SECTION 4.4. AVAILABILITY OF FUNDS; PURCHASER'S CAPITALIZATION. Purchaser has and will have at the Closing the Committed Financing. Additionally, Purchaser's equity capitalization is as set forth on SCHEDULE 4.4, and Purchaser shall not distribute or permit to be withdrawn any amounts from its equity capitalization from the date of this Agreement to the date which is six months from the Closing Date. Purchaser's equity investors, by signing this Agreement, agree to be bound by the terms of the second sentence of this SECTION 4.4.

            SECTION 4.5. LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates at law or in equity or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or that could otherwise materially and adversely affect the ability of Purchaser to perform its obligations hereunder.

            SECTION 4.6. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Seller or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

            SECTION 4.7. ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. Purchaser is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(c) and (f) of the Bankruptcy Code with respect to the Executory Contracts. Purchaser has delivered to Seller prior to the date hereof true, correct and accurate copies of its balance sheets and other evidence of its financial condition sufficient to show that

Purchaser is and will be able to comply with the representations and warranties made by it in this SECTION 4.7.

            SECTION 4.8. MANAGEMENT EMPLOYEES' KNOWLEDGE AND CONTROL. Purchaser acknowledges that the Management Employees are or have been senior executives of Seller and (i) have had full and complete access to information relating to the Purchased Assets and the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) overseen the composition, condition and disposition of the Purchased Assets prior to the date hereof, and (iii) will be in a position from the date hereof until the Closing Date to oversee and affect the composition, condition and disposition of the Purchased Assets.

            SECTION 4.9. HART-SCOTT-RODINO. For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules, regulations, statements and interpretations promulgated thereunder (collectively, the "HSR ACT"), in connection with the consummation of the transactions contemplated hereby: (i) the Purchaser's "total assets" and "annual net sales" are each less than $10,000,000.00, as such terms are defined in the HSR Act; and (ii) the Purchaser is its own "ultimate parent entity," as such term is defined in the HSR Act.

                                   ARTICLE V.

                           CERTAIN COVENANTS OF SELLER

            SECTION 5.1. CONSENTS AND APPROVALS. Subject to SECTION 9.2 and Seller's right to accept a higher or otherwise better offer, Seller shall use commercially reasonable efforts to obtain (i) entry of the Order by the Bankruptcy Court and (ii) the requisite consent or consents of the DIP Lenders to this Agreement and the transactions contemplated hereby.

            SECTION 5.2. FURTHER ASSURANCES. Upon the request of Purchaser at any time from and after the Closing Date, Seller shall, at Purchaser's expense, forthwith execute and deliver such documents as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement.

            SECTION 5.3. ASSIGNMENT OF CONTRACTS; PHONE NUMBERS. Seller shall use commercially reasonable efforts to (i) obtain from the Bankruptcy Court an order authorizing Seller, effective on the Closing Date, to assume, cure all defaults with respect to and assign the Assigned Contracts to Purchaser and (ii) assign to Purchaser all of Seller's rights (if any) in and to the telephone and facsimile numbers and listings for the Purchased Locations, and all voice and data transmission lines and facilities at the Purchased Locations, including all contract rights associated therewith.

            SECTION 5.4. TRANSFER OF TECHNOLOGY AND SERVICES TO BE PROVIDED BY SELLER. On the Closing Date, Seller shall enter into the Technology Transfer Agreement, the Services Agreement and the Accounting Services Agreement with Purchaser.

            SECTION 5.5. CURE OF DEFAULTS. Seller shall, subject to the occurrence of the Closing, (i) cure any default in base rental payments arising under the Lease and outstanding as of the Closing Date; and (ii) use commercially reasonable efforts to cure any and all other defaults with respect to the Assigned Contracts, as provided in Section 365 of the Bankruptcy Code, so that such Assigned Contracts may be assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code.

            SECTION 5.6. BANKRUPTCY ACTIONS. No later than five (5) Business Days after the date hereof, Seller will file a motion with attached proposed orders, reasonably acceptable to Seller and Purchaser, seeking approval of the terms of this Agreement.

            SECTION 5.7. MERCHANDISE PURCHASE AGREEMENT. On the Closing Date, Seller shall enter into a Merchandise Purchase Agreement with Purchaser in substantially the form attached hereto as EXHIBIT I.

            SECTION 5.8. ACCOUNTS. After the Closing Date, Seller shall promptly remit to Purchaser all payments it receives on Accounts Receivable, AFCO Notes or Warehouse Notes which are included in the Purchased Assets.

                                   ARTICLE VI.

                         CERTAIN COVENANTS OF PURCHASER

            SECTION 6.1. CONSENTS AND APPROVALS. Purchaser shall use commercially reasonable efforts to assist Seller in obtaining the Order and in obtaining Bankruptcy Court approval for assignment of the Assigned Contracts, including providing testimony as required at any hearing before the Bankruptcy Court.

            SECTION 6.2. ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. With respect to each Executory Contract, Purchaser shall make commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of such Executory Contract by Purchaser. Purchaser agrees that it will promptly take all actions reasonably required by Seller to assist in obtaining the Bankruptcy Court's entry of the Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Executory Contracts.

            SECTION 6.3. PERFORMANCE UNDER ASSIGNED CONTRACTS . Purchaser agrees that from and after the Closing Date it shall (i) assume all obligations and liabilities of Seller under the Assigned Contracts which accrue from and after the Effective Date, (ii) take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assigned Contracts, and (iii) indemnify and hold harmless Seller for any damages, losses and liabilities arising out of a breach of this covenant.

            SECTION 6.4. FURTHER ASSURANCES. Upon the request of Seller at any time from and after the Closing Date, Purchaser shall, at Seller's expense, forthwith execute and deliver such documents as Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

            SECTION 6.5. PURCHASER FINANCING. Purchaser shall, from the date of this Agreement until and including the Closing Date, maintain the availability of funds pursuant to the Committed Financing, the adequacy of which Committed Financing shall be subject to the continuing review of and approval by Seller, in its sole discretion. Additionally, Purchaser shall at all times from the date hereof through the date occurring six (6) months following the Closing Date, not distribute or permit to be withdrawn any amounts from its equity capitalization, shall notify the Seller if and when it ascertains that Purchaser's equity capitalization falls below such level, and shall, in any event, provide Seller with monthly statements setting forth the level and form of Purchaser's equity capitalization. Purchaser's equity investors, by signing this Agreement, agree to be bound by the terms of the second sentence of this SECTION 6.5.

            SECTION 6.6. INDEMNIFICATION FOR ACCESS. Purchaser shall indemnify, defend and hold harmless (i) Seller, (ii) the lessors under the Assigned Leases, and (iii) Seller's and such Lessors' respective Affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, cost and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by such Persons in connection with (i) Purchaser's and/or Purchaser's representatives' entry upon the premises subject to the Assigned Leases (other than any Management Employee's entry upon such premises in connection with their current duties with Seller), or (ii) any and all other activities undertaken by Purchaser or Purchaser's representatives with respect to the premises subject to the Assigned Leases.

            SECTION 6.7. MERCHANDISE PURCHASE AGREEMENT. On the Closing Date, Purchaser shall enter into a Merchandise Purchase Agreement with Seller in substantially the form attached hereto as EXHIBIT I.

            SECTION 6.8. CERTAIN AGREEMENTS AND INDEMNIFICATION RELATED TO THE POS SYSTEMS AND AUTOPOINT.

            (a) Purchaser acknowledges that (i) the Fixed Assets located at the Stores include point-of-sale computer systems, which computer systems are pre-loaded with various information management software including, but not limited to "AUTOEASE," "AUTO-LOG/BIG-A TECHNOLOGY," "CCI," "TRIAD," "LODESTAR" AND "AUTOPOINT" (such software, collectively, the "POS SYSTEMS"); (ii) Seller does not own the POS Systems (other than Autopoint) and operates the POS Systems under license, lease agreements or other arrangements with third parties, and, except as set forth in SECTION 6.8(C), Seller is not transferring or assigning its rights in the POS Systems to Purchaser.

            (b) In connection with its acquisition of the Fixed Assets and its use of the POS Systems (other than Autopoint), Purchaser:

                  (i) shall use its best efforts to obtain any requisite
            consents from any third party licensor, lessor or developer which may have any proprietary right, title or interest in or to the POS Systems, PROVIDED, THAT Seller shall not be required to obtain any such consent but shall use commercially reasonable efforts to assist Purchaser in obtaining such consents (provided that such efforts are at no cost to Seller); and

                  (ii) hereby acknowledges that Seller shall have no liability whatsoever in the event that Purchaser is unable to use the POS Systems due to the failure of Purchaser to obtain any requisite consents; and

                  (iii) shall defend, indemnify and hold Seller and its
            Affiliates, officers, directors, employees and agents harmless for any damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney's fees incurred by Seller) which arise as a result of all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever claimed or recovered by any third party which may at any time be imposed on, incurred by or asserted against Seller or its Affiliates, officers, directors, employees and agents in any way relating to or arising out of the agreements set forth in this Section 6.8, or the transactions contemplated hereby, including, without limitation, any claim or claims by third parties of infringement or other violation of their rights in the POS Systems.

            (c) With respect to Autopoint, Seller hereby grants Purchaser a limited royalty-free license to use Autopoint at the Stores which currently use Autopoint for a period of three (3) years after the Closing Date, provided, THAT
Purchaser:

                  (i) hereby acknowledges that the know-how and operating
            procedures associated with Autopoint are proprietary to and constitute trade secret information of Seller;

                  (ii) hereby acknowledges that Seller does not intend to grant, and Purchaser is not obtaining hereby, any title to or right or interest in, by way of license or otherwise, Autopoint operating procedures or know-how, Autopoint software or the source code underlying such software;

                  (iii) hereby acknowledges that the limited license granted hereby entitles only Purchaser and its employees to use Autopoint at the Stores listed above in this SECTION 6.8(C), and Purchaser shall not copy Autopoint or allow others to use or have access to Autopoint, directly or indirectly;

                  (iv) hereby acknowledges that it shall cease using Autopoint after the end of the three year license period granted hereby, at which time Seller shall be entitled to retrieve the Autopoint software in Purchaser's possession; and

                  (v) hereby acknowledges and agrees that notwithstanding
            anything to the contrary herein, Seller is not granting, and will not be in any way obligated to grant: (i) any license or right whatsoever to use or access Autopoint anywhere at all within Canada; and (ii) any other right whatsoever in or to Seller's rights in or to Autopoint anywhere at all within Canada.

            SECTION 6.9. TRANSFER OF TECHNOLOGY AND SERVICES TO BE PROVIDED BY SELLER. On the Closing Date, Purchaser shall enter into the Technology Transfer Agreement, the Services Agreement and the Accounting Services Agreement with Seller.

            SECTION 6.10.  PROCEDURES WITH RESPECT TO TRADEMARKS.

            (a) Purchaser and Seller hereby acknowledge and agree that the Trademarks to be assigned to Purchaser pursuant to the

Trademark Assignment Agreement shall not include Seller's service mark, "America's Parts ProsSM" and service mark application Serial No. 74/591,655 on the Principal Register of the United States Patent and Trademark Office ("PTO") pertaining thereto, which Purchaser and Seller acknowledge is an "intent-to-use" service mark application filed at the PTO under 15 U.S.C. 1051(b) (the "Intent to Use Mark"), for which Seller has not previously filed and had accepted an Amendment to Allege Use under 37 C.F.R. ss. 2.76 or Statement of Use under 37 C.F.R. ss. 2.88 (the "Statement of Use"). After the Closing Date, Seller shall use commercially reasonable efforts to file with the PTO: (i) a Statement of Use with appropriate specimens showing use of the Intent to Use Mark for the services contained in the above-identified application and/or (ii) Request(s) for Extension of Time to File the Statement of Use under 37 C.F.R. ss. 2.89, as appropriate. Any and all costs and fees associated with the preparation, filing and acceptance by the PTO of the Statement of Use and Request(s) for Extension of Time to File the Statement of Use (including attorneys' fees) shall be borne solely by Purchaser, such that Seller will be permitted under all applicable laws, rules and regulations, to assign all its right, title and interest in the Intent to Use Mark following the acceptance by the PTO of the Statement of Use. Anything herein to the contrary notwithstanding, Purchaser hereby agrees and acknowledges that Seller shall have no liability to Purchaser in connection with the failure of the PTO to accept the Statement of Use or the inability of Seller to assign or license the Intent to Use Mark to Purchaser for any reason whatsoever including, but not limited to, any inability of Seller to make any filing contemplated by this paragraph. At the Closing, Purchaser and Seller shall execute a non-exclusive royalty-free license, the terms of which license shall be reached by mutual agreement between Purchaser and Seller (the "Intent to Use Mark License"), pursuant to which Seller shall grant Purchaser a non-exclusive royalty-free license to use the Intent to Use Marks, within a defined territory determined by reference to the market areas of the Purchased Locations, for the period commencing on the Closing Date and ending on the date on which the Intent to Use Mark is assigned to Purchaser. On the Seller's receipt of any notice from the PTO of the acceptance of the Statement of Use, Seller shall assign all of its right, title and interest, if any, in and to the Intent to Use Mark to Purchaser, subject to Purchaser's grant-back to Seller of:
(i) an exclusive royalty-free license to use the Intent to Use Mark for a limited period of time; and (ii) a non-exclusive royalty-free license to use the Intent to Use Mark for a limited period of time, all on terms substantially equivalent in all material respects to the terms of the Trademark Assignment Agreement and the Trademark License Agreement. On the date of the assignment contemplated by the immediately previous sentence, the Intent to Use Mark License shall terminate.

            (b) Purchaser and Seller hereby acknowledge and agree that, as of the date hereof, the assignment of the Trademarks to APS Management Services, Inc. has not been recorded with the PTO, thereby giving rise to potential legal challenges to the ability of such entity to assign its interest in the Trademarks to Purchaser pursuant to the Trademark Assignment Agreement, the validity of the Trademarks, as well as the ability of Purchaser to grant-back exclusive and non-exclusive licenses to use the Trademarks pursuant to the Trademark License Agreement. Seller shall, at the sole expense of Purchaser (including attorneys' fees), as soon as practicable after the date hereof, file appropriate documents with the PTO to record the assignment of the Trademarks to APS Management Services, Inc. Purchaser hereby agrees and acknowledges that Seller shall have no liability whatsoever to Purchaser in connection with Seller's failure to record the assignment of its interest in the Trademarks to APS Management Services, Inc.


                                  ARTICLE VII.

                       CONDITIONS TO SELLER'S OBLIGATIONS

            The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by Seller upon consultation with, and with the consent of, the DIP Lenders) of each of the following conditions on or prior to the Closing Date:

            SECTION 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

            SECTION 7.2. COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

            SECTION 7.3. CONSENTS. The consent of the DIP Lenders shall have been obtained and shall be in full force and effect on the Closing Date.

            SECTION 7.4. PURCHASER'S CLOSING DELIVERIES AND OBLIGATIONS. Purchaser shall have delivered all items and satisfied all obligations pursuant to SECTION 9.1(C).

            SECTION 7.5. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered the Order and (ii) the Order, as entered by the Bankruptcy Court, shall not be stayed and shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that materially and adversely affects Seller.

                                  ARTICLE VIII.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

            The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

            SECTION 8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

            SECTION 8.2. COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

            SECTION 8.3. CONSENTS. The consent of the DIP Lenders shall have been obtained and shall be in full force and effect on the Closing Date.

            SECTION 8.4. SELLER'S CLOSING DELIVERIES AND OBLIGATIONS. Seller shall have delivered all items and satisfied all obligations pursuant to SECTION 9.1(B).

            SECTION 8.5. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered the Order and (ii) the Order, as entered by the Bankruptcy Court, shall not be stayed or modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that adversely affects Purchaser.

                                   ARTICLE IX.

                      THE CLOSING; OTHER BIDS; TERMINATION

            SECTION 9.1. THE CLOSING. The Closing of the purchase and sale of the Purchased Assets (the "CLOSING") shall be held on February 1, 1999, or such other date as Purchaser and Seller may agree (the "CLOSING DATE"), but shall be deemed to be effective as of the Effective Date. Representatives of Seller and Purchaser shall attend the Closing which shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 or at such other location as the parties shall agree to in writing. At the Closing, all of the transactions provided for in ARTICLE II hereof shall be consummated on a substantially concurrent basis.

            (b) SELLER'S DELIVERIES AT CLOSING. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following:

                  (i) a duly executed Lease Assignment and Assumption Agreement and Assignment and Assumption Agreement for the Assigned Contracts;

                  (ii) the duly executed Bill of Sale and Assumption Agreement;

                  (iii) the duly executed Technology Transfer Agreement;

                  (iv) the duly executed Trademark Assignment Agreement;

                  (v) a certificate, executed by the Secretary of Seller,
            certifying that the Board of Directors of Seller has approved and authorized the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement have otherwise been authorized by all requisite corporate action;

                  (vi) a certificate, executed by a duly authorized officer of
            Seller, to the effect that all conditions to closing set forth in
            SECTION 8.1 and SECTION 8.2 have been satisfied;

                  (vii) the duly executed Merchandise Purchase Agreement;

                  (viii) the duly executed Accounting Services Agreement;

                  (ix) the duly executed Services Agreement;

                  (x) the lease for the Thomas Corners, Virginia Store; and

                  (xi) the duly executed Trademark License Agreement.

            (c) PURCHASER'S DELIVERIES AT CLOSING. At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller the following:

                  (i) payment by wire transfer of (a) the Purchase Price and other amounts in accordance with the terms and conditions set forth in SECTION 2.3(B), (b) any and all amounts due for the Leased Premises and the lease of the Thomas Corners, Virginia Store, (c) all apportionment and proration amounts, and (d) any and all other amounts which are due and payable by the Purchaser on the Closing Date pursuant to this Agreement and the Ancillary Agreements;

                  (ii) a duly executed Lease Assignment and Assumption Agreement and Assignment and Assumption Agreement for the Assigned Contracts;

                  (iii)  the duly executed Bill of Sale;

                  (iv)   the duly executed Technology Transfer Agreement;

                  (v)    the duly executed Trademark Assignment Agreement;

                  (vi) a certificate, executed by the managing member(s) of Purchaser, attaching certified resolutions of such managing member(s) (or all the members if required by Purchaser's certificate of formation or operating agreement) of Purchaser approving and authorizing the transactions contemplated by this Agreement;

                  (vii) a certificate, executed by a duly authorized managing member of Purchaser, to the effect that all conditions to closing set forth in SECTION 7.1 and SECTION 7.2 have been satisfied;

                  (viii) the duly executed Merchandise Agreement;

                  (ix)   the duly executed Accounting Services Agreement;

                  (x)    the duly executed Services Agreement;

                  (xi)   the lease for the Thomas Corners, Virginia store;

                  (xii)  the duly executed Trademark License Agreement;

                  (xiii) the certification referred to in SECTION 2.11.

            SECTION 9.2.  OTHER BIDS; FEES.

            (a) BANKRUPTCY COURT APPROVAL. Upon the execution of this Agreement, Seller will seek Bankruptcy Court approval of (i) the definition of "Superior Bid" set forth in SECTION 9.2(B); (ii) the overbid protections set forth in
SECTION 9.2(C); and (iii) bid incentives and protections set forth in SECTION 9.2(D), and the parties acknowledge that such provisions are subject to any required approval of the DIP Lenders and to approval of the Bankruptcy Court and that such provisions shall not be binding and shall have no force or effect unless and until such Bankruptcy Court approval is obtained. Purchaser acknowledges that auction rules to be contained in a Bidding Protections Order shall be in the form set forth in EXHIBIT G, subject to Bankruptcy Court approval.

            (b) OTHER BIDS. Purchaser acknowledges that Seller, through The Blackstone Group L.P. ("BLACKSTONE") as its agent, will solicit bids ("BIDS") from other prospective purchasers ("BIDDERS")for the sale of the Purchased Assets (as such or in combination with other assets of Seller) and/or other assets owned by Seller in accordance with auction procedures to be established by Blackstone in consultation with Seller's creditor constituencies, subject to bid incentives and protections set forth in SECTION 9.2(D) and overbid protections set forth in SECTION 9.2(C). All Bids (other than Bids submitted by Purchaser) will be submitted with two copies of the Seller's form of purchase agreement (the "FORM AGREEMENT"), marked to show changes requested by the Bidder.

            Seller shall have the right to select the highest or otherwise better Bid or Bids (the "SUPERIOR BID"), which will be determined by considering, among other things, (i) the number, type and nature of any changes to the Form Agreement requested by each Bidder; (ii) the extent to which such modifications are likely to delay closing of the sale of Purchased Assets to such Bidder and the cost to Seller of such modifications or delay; (iii) the extent to which such Bid covers less than or more than all of the Purchased Assets; and (iv) the total consideration to be received by Seller. Purchaser acknowledges that Seller will strongly favor Bids for all of Seller's assets or for such assets which Seller determines, in its sole discretion, cannot otherwise be easily sold. Seller reserves the right to accept a Bid or Bids which contain a purchase price which is less than the Purchase Price set forth in this Agreement but which, in Seller's sole discretion, otherwise constitutes a Superior Bid. Seller shall have the right to aggregate separate Bids for different assets to determine whether one or more combinations of Bids constitute a Superior Bid.

            (c) OVERBID PROTECTION. Seller will seek Bankruptcy Court approval of the following overbid protections: (i) a higher Bid will not be considered by Seller unless such Bid is at least $100,000 more than the sum of (x) the Purchase Price (including any fees under the Services Agreement and the Accounting Services Agreement) set forth in this Agreement as such amounts are determined in good faith by Blackstone, (y) the Breakup Fee (as defined in SECTION 9.2(D)) and (z) the Expense Reimbursement (as defined in SECTION 9.2(D)); and (ii) any bids thereafter must be at least $50,000 higher than the then existing highest or better bid ((i) and (ii) constituting, as applicable, a "QUALIFYING BID").

            The value of a Bid for purposes of this SECTION 9.2(C) shall be determined by combining (i) the consideration to be received by Seller pursuant to such Bid for all assets covered by such Bid and (ii) the value of the Purchased Assets that are not covered by such Bid ("NON-COVERED ASSETS"), such value to be determined in good faith by Seller on the basis of, for Purchased Assets that are covered by other Bids or by proposals reasonably likely to result in a sale of such Purchased Assets, the proposed consideration payable pursuant to such other Bid or proposal, and, for other Non-Covered Assets, the projected value thereof in the context of the most commercially reasonable disposition of such property.

            Seller shall have the right pursuant to this SECTION 9.2(C) to aggregate separate Bids for different assets in determining whether one or more combinations of Bids constitute a Qualifying Bid.

            (d) EXPENSE REIMBURSEMENT; BREAKUP FEE. In the event that this Agreement is terminated by Seller in breach of this Agreement, Purchaser shall be entitled, as its sole and exclusive remedy (except as provided in the following paragraph) to immediate reimbursement of its actual reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including professional fees, in an amount not to exceed for this $175,000 (the "EXPENSE REIMBURSEMENT").

            If Seller, after consultation with its creditor constituencies, determines that a Qualifying Bid (or Bids) (which is not Purchaser's Bid) is the Superior Bid and subsequently consummates an agreement with respect thereto, Purchaser will receive a break-up fee equal to 2.5% of the Purchase Price (the "BREAKUP FEE").

            SECTION 9.3. TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

            (a)   by mutual written consent of Purchaser and Seller;

            (b)   by Seller, if Seller accepts a Superior Bid;

            (c) by Seller if Purchaser is in breach in any material respect of any of its representations made in this

Agreement, or is in violation or default in any material respect of any of its covenants or agreements in this Agreement, if the breach, violation or default is not cured within five (5) days after written notice by Seller;

            (d) by Purchaser if Seller is in violation or default in any material respect of any of its covenants or agreements in this Agreement, if the breach, violation or default is not cured within five (5) Business Days after written notice by Purchaser;

            (e) by Seller, if at any time to and including the Closing Date, Purchaser does not have available Committed Financing; and

            (f) by Seller or Purchaser if the Closing has not occurred on or before February 8, 1999, unless such failure to close is due to the fault of the terminating party.

Notwithstanding anything to the contrary in this Agreement, in the event that Seller uses commercially reasonable efforts to obtain the Order and the Bankruptcy Court refuses to enter the Order, this Agreement shall terminate without liability or obligation of Seller to Buyer.

            SECTION 9.4. EFFECTS OF TERMINATION. (a) In the event that this Agreement is terminated pursuant to SECTION 9.3, except as provided in SECTION
9.2 or in this SECTION 9.4, all further obligations of the parties hereunder shall terminate. If this Agreement is terminated as permitted by SECTION 9.3, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; PROVIDED, HOWEVER, that (i) if such termination shall result under SECTION 9.3(C) from the willful failure of Purchaser to perform a covenant of this Agreement or from a breach of its representations and covenants contained in SECTION 4.4, Purchaser shall be liable for any and all losses, damages and expenses incurred or suffered by Seller as a result of such failure to perform or breach; (ii) if this Agreement is terminated by Seller pursuant to SECTION 9.3(B), Seller shall pay to Purchaser the Expense Reimbursement and the Breakup Fee pursuant to the provisions of SECTION 9.2; (iii) if this Agreement is terminated by Purchaser pursuant to SECTION 9.3(D), Purchaser shall be entitled, as its sole and exclusive remedy, to the Expense Reimbursement; and (iv) if this Agreement is terminated by Seller pursuant to SECTION 9.3(E), Purchaser shall be liable for any and all losses, damages and expenses incurred or suffered by Seller as a result of such failure to perform. The provisions of this SECTION 9.4 shall survive any termination hereof pursuant to SECTION 9.3.

            (b) Except as specifically provided in SECTION 9.4(a), this
SECTION 9.4 shall not limit the rights of the parties hereto to seek specific performance of any obligation hereunder of any other party.

            SECTION 9.5. EFFECTS OF PURCHASER DEFAULT. In the event that Purchaser fails to make any payment when due or otherwise fails to perform any of its material obligations or breaches any of its material covenants under this Agreement or any of the Ancillary Agreements, and such default is not cured within five (5) Business Days of Seller giving Purchaser notice of such default,
(i) Seller may terminate this Agreement without any liability of Seller, and
(ii) all amounts owing by Purchaser to Seller under this Agreement as of the date of such default, and all amounts owing by Purchaser to Seller under this Agreement and under the Ancillary Agreements shall become immediately due and payable. In the event that Purchaser fails to make any payment payable to Seller under this Agreement, any of the Ancillary Agreements, or any other agreement between Seller and Purchaser, in such amounts and at such times as provided for herein or therein (including any applicable cure periods), then any and all such amounts payable by Purchaser to Seller under this Agreement, the Ancillary Agreements and any other agreement between Seller and Purchaser may, without prejudice to any other rights or remedies Seller may have against Purchaser, be drawn by Seller from the Services Deposit made by Purchaser with Seller pursuant to the Accounting Services Agreement (with appropriate invoices sent to Purchaser pursuant to Section 2.2 of the Accounting Services Agreement) and/or from any deposit under this Agreement and the Ancillary Agreements.

                                   ARTICLE X.

                                      TAXES

            The parties hereto hereby covenant and agree as follows:

            SECTION 10.1. TAXES RELATED TO PURCHASE OF ASSETS. The parties recognize and acknowledge that, because the sale, transfer, assignment and delivery of the Purchased Assets is being made in connection with Seller's plan of reorganization, they may be exempt under section 1146(c) of the Bankruptcy Code and the Order from state and local transfer, recording, stamp or other similar transfer taxes (collectively "TRANSACTION TAXES") that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets; provided, however, that if Transaction Taxes are assessed for any reason, Purchaser and Seller shall each pay one-half of such Transaction Taxes along with any recording and filing fees. Purchaser and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this

Agreement. Transaction Taxes shall not include any Taxes for which Seller is responsible under SECTION 10.2. At the Closing, Purchaser shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are applicable to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Purchaser and Seller will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party.

            SECTION 10.2. PRORATION OF REAL AND PERSONAL PROPERTY TAXES. Real and personal property taxes and assessments relating to properties subject to Assigned Leases or leases of personal property that are assigned to Purchaser hereunder shall be prorated between Seller and Purchaser as of the Apportionment Date, provided, however, that Seller shall not be responsible for any increased assessments on real and personal property resulting from the transactions contemplated hereby. All such prorations shall be allocated so that items relating to time periods ending prior to the Effective Date shall be allocated to Seller and items related to time periods beginning from and after the Effective Date shall be allocated to Purchaser. The amount of all such prorations shall be settled and paid on the Closing Date unless, with respect to Seller's obligations hereunder, otherwise ordered by the Bankruptcy Court or as otherwise required by applicable bankruptcy law.

            SECTION 10.3. COOPERATION. Purchaser and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

            Purchaser agrees to retain possession of all files and records delivered to Purchaser by Seller for a period of at least three years from the Closing Date. If Purchaser determines to destroy or discard any of such files or records after the end of such three-year period, Purchaser will give Seller reasonable notice thereof and will allow Seller to take possession of such files and records at Seller's expense. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to such files and records as Seller may reasonably deem necessary to prepare for, file, prove, answer, prosecute or defend any claim, suit, inquiry or other proceeding, whether related to Taxes or otherwise.

                                   ARTICLE XI.

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

            SECTION 11.1. EMPLOYMENT. The Business Employees who are offered and accept employment with Purchaser are referred to herein as "PURCHASER'S EMPLOYEES". The Purchaser's Employees' employment with Purchaser shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine, and nothing expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

            Purchaser shall be responsible for any obligations or liabilities to Business Employees under the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law ("WARN") to the extent WARN thresholds are exceeded as a result of actions taken by Purchaser on or after the Closing Date with respect to Business Employees. Seller shall be responsible for any obligations or liabilities to Business Employees under WARN as a result of actions taken by Seller prior to the Closing Date.

            SECTION 11.2. EMPLOYEE WELFARE BENEFIT PLANS. Except with respect to any claim that is covered by an Assigned Contract or otherwise constitutes an Assumed Liability, Seller shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "WELFARE TYPE PLANS"), in respect of claims covered by any Welfare Type Plans maintained by Seller and which are incurred by Purchaser's Employees and their dependents prior to the Closing Date. Purchaser shall be responsible for all claims incurred on or after the Closing Date by Purchaser's Employees and their dependents under all Welfare Type Plans that are maintained by Purchaser for Purchaser's employees generally and their dependents. For purposes of this SECTION 11.2, claims shall be deemed to have been incurred:

            (a) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

            (b) with respect to all disability claims, other than for short-term disability benefits, on the date the claimant became unable to

                  (i) perform his or her regular duties of employment, in the case of an employee claimant, or

                  (ii) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

            (c) with respect to short-term disability claims, the date the incident first occurred that gave rise to such claims;

            (d) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant and, with respect to a medical claim relating to a claimant's hospitalization, on the date each hospitalization service was provided to the claimants; and

            (e) with respect to workers' compensation claims, on the date the incident occurred.

            SECTION 11.3. COBRA. Purchaser shall have sole responsibility for "continuation coverage" benefits provided from and after the Closing Date under Purchaser's group health plans to all Purchaser's Employees, and "qualified beneficiaries" of Purchaser's Employees, for whom a "qualifying event" has occurred from and after the Closing Date. Seller shall have sole responsibility for "continuation coverage" benefits provided under Seller's group health plans to all employees of Seller, and "qualified beneficiaries" of employees of Seller, for whom a "qualifying event" has occurred on or prior to the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

            SECTION 11.4. A.P.S., INC. PARTNERSHIP PLAN. A.P.S., Inc. currently sponsors and maintains a qualified defined contribution profit sharing plan known as the A.P.S., Inc. Partnership Plan (the "401(K) PLAN") which provides certain retirement benefits for certain eligible employees of Seller, including certain of Purchaser's Employees. Effective as of the Closing Date, Seller and Purchaser shall take all necessary and appropriate action to cause Purchaser to assume the sponsorship of the 401(k) Plan, PROVIDED THAT Seller has made such additional contributions, at its option, as are necessary to fully vest and fund the account balances of those 401(k) Plan participants that have been affected by a "partial termination" of the 401(k) Plan, as defined in Section 411(d)(3) of the Code. Purchaser and Seller agree that the Purchaser shall be deemed the successor to and assignee of A.P.S., Inc. for purposes of determining the date on which a termination of employment, separation from service or other similar event has occurred under the 401(k) Plan. As of the Closing Date, Seller and its respective Affiliates shall have no liability for the payment of benefits to any participants accrued under the 401(k) Plan before or after the Closing Date, and Purchaser shall indemnify and hold Seller and its respective Affiliates harmless from and against any liability as a result of any claim against Seller or its Affiliates for the payment of benefits under the 401(k) Plan. Nothing contained herein shall interfere with Purchaser's right to amend or terminate the 401(k) Plan, in accordance with its terms and applicable law, following its assumption.


                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

            SECTION 12.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. All representations and warranties contained in this Agreement shall not survive the Closing.

            SECTION 12.2. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:

            If to Purchaser:           Auto Parts Express, LLC
                                       c/o Douglas M. Kratz
                                       P.O. Box 3813
                                       Rock Island, Illinois 61204-3813

            and

                                       c/o E. Eugene Lauver
                                       22003 Chesterwick
                                       Katy, Texas  77450

            With a copy                Verner, Liipfert, Bernhard,
            (which shall not           McPherson and Hand
            constitute notice) to:     1111 Bagby, Suite 4700
                                       Houston, Texas 77002
                                       Attention:  Steven Buxbaum
                                       Facsimile No.:  (713) 752-2199

            If to Seller:              APS Holding Corporation
                                       15710 John F. Kennedy Blvd.
                                       Suite 700
                                       Houston, Texas 77032-2347
                                       Attention:  Bettina M. Whyte
                                       Facsimile No. 713-507-1323

            With a copy                Willkie Farr & Gallagher
            (which shall not           787 Seventh Avenue
            constitute notice) to:     New York, New York 10019-6099
                                       Attention:  Marc Abrams, Esq.
                                       Facsimile No. (212) 728-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

            SECTION 12.3. AMENDMENTS. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

            SECTION 12.4. ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement (including any trustee appointed in respect of Seller under the Bankruptcy
Code), but no rights, obligations or liabilities under this Agreement may be assigned by either party without the prior written consent of the other party hereto.

            SECTION 12.5. ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided that either party may make any public disclosure that it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party prior to making such disclosure and provide such other party an opportunity to review the proposed disclosure).

            SECTION 12.6. EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its own legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

            SECTION 12.7. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter, PROVIDED HOWEVER, that any confidentiality agreements between Seller and Purchaser shall remain in full force and effect. The Exhibits and Schedules to this Agreement are hereby incorporated into and made a part hereof and are an integral part of this Agreement.

            SECTION 12.8. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            SECTION 12.9. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which together shall constitute one and the same instrument.

            SECTION 12.10. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict or choice of laws principles thereof. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court.

            SECTION 12.11. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined herein has the meaning assigned to it by GAAP; (c) the word "or" is not exclusive; (d) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (e) words in the singular include the plural and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

            SECTION 12.12. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument.

Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            SECTION 12.13. CONFIDENTIALITY. Seller and Purchaser agree to keep, and to cause each of their affiliates, directors, officers, and employees to keep, confidential any and all confidential information of the other party that either receives in connection herewith or in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the party's attorneys and auditors) and will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party all original documents and copies of the confidential information which are in its possession. This SECTION 12.13 shall supplement but shall not supersede, amend or modify any confidentiality agreements previously entered into by Purchaser, the Management Employees or their representatives, which prior confidentiality agreements shall remain in effect in accordance with their respective terms.

            IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.


                              APS HOLDING CORPORATION

                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte,
                                  Chief Executive Officer
                                  and President



                              APS, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte,
                                  Chief Executive Officer
                                  and President



                              AMERICAN PARTS SYSTEM, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President



                              APS MANAGEMENT SERVICES, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President

                              APS SUPPLY, INC.


                              By: /s/ BETTINA M. WHYTE _
                                  Bettina M. Whyte, President




                              AUTOPARTS FINANCE COMPANY, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President



                              BIG A AUTO PARTS, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President




                              INSTALLERS' SERVICE WAREHOUSE, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President




                              PARTS, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President

                              PRESATT, INC.


                              By: /s/ BETTINA M. WHYTE
                                  Bettina M. Whyte, President




                              AUTO PARTS EXPRESS, LLC


                              By: /s/ DOUGLAS M. KRATZ
                                  Name:
                                  Title:


THE UNDERSIGNED ACKNOWLEDGE THEIR OBLIGATIONS
UNDER SECTIONS 4.4 AND 6.5 OF THIS AGREEMENT AND
AGREE TO BE BOUND BY THE TERMS THEREOF


 /s/ DOUGLAS M. KRATZ
      Douglas M. Kratz


  /s/ PERRY B. HANSEN
      Perry B. Hansen


  /s/ DAVID C. BARBEAU
      David C. Barbeau


  /s/ EUGENE E. LAUVER
      Eugene E. Lauver


   /s/ MICHAEL PRESTON
      Michael Preston